Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is signed and effective as of April 1, 2020 (the “Effective Date”), by and between Taysha Gene Therapies, Inc., a Delaware corporation (the “Company”), and R.A. Session II, an individual (the “Executive”).

The Company desires to employ the Executive, and the Executive is willing to be employed by the Company, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:

1.    Position. Until the Executive resigns from the Company or is terminated, the Executive shall serve as the Company’s Chief Executive Officer and President. The Executive shall perform those duties generally required of persons in such position as well as such other duties assigned to Executive from time to time by the Company’s Board of Directors (the “Board”) or its designee. The Executive shall be subject to the authority of the Board and shall comply with all Company policies.

2.    Scope of Services. During the Executive’s employment with the Company, the Executive agrees to devote substantially all of Executive’s business time, attention, skills and efforts to the business of the Company, subject to the terms set forth herein. The Company acknowledges that Executive will continue to serve on the following Boards of Directors: (i) ReCode Therapeutics, Inc.; (ii) Sandhill Therapeutics, Inc.; and (iii) Lung Therapeutics, Inc.

3.    Salary, Compensation and Benefits.

3.1    Base Salary. The Company agrees to pay, and the Executive agrees to accept, as the Executive’s salary for all services to be rendered by the Executive hereunder, an annual base salary of $450,000 (“Base Salary”), payable at the same time that the Company pays its executives generally, but no less frequently than monthly; provided, that the Base Salary shall be subject to adjustment in the discretion of the Board.

3.2    Performance Bonus. During the period the Executive is employed by the Company, the Executive will be eligible to earn, in the discretion of the Board, an annual performance bonus in an amount equal to fifty percent (50%) of the Executive’s Base Salary for the applicable year (the “Performance Bonus”). Whether or not the Executive earns any Performance Bonus will be dependent upon (a) the Executive’s continuous performance of services to the Company through the end of the period with respect to which performance is being reviewed; and (b) achievement of Company and individual performance goals (the “Performance Goals”). Any Performance Bonus with respect to a calendar year, if earned, shall be paid between January 1 and March 15 of the immediately following calendar year; and provided further that, except as provided in Section 4.3, in no event shall the Executive be eligible for a Performance Bonus with respect to a calendar year if the Executive separates from service with the Company prior to the date on which such Performance Bonus is paid. The Performance Goals will be set in

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advance in writing and revised annually, semi-annually, or quarterly by the Board together with input from the Executive, and the Board will in its sole discretion assess the performance of the Executive and the Company against these Performance Goals in its determination of what amount, if any, of the Performance Bonus will be awarded. The Board will inform the Executive of the Performance Goals upon Executive’s request.

3.3    Equity Incentives.

3.3.1

Upon approval of any incentive plan for Company employees by the Board, the Company will grant the Executive restricted shares equal to 3% of the Company’s then outstanding Common Stock (the “Grant”). The Grant will vest one-third on the first anniversary of the date of this Agreement, with the remainder of the Grant vesting monthly over a period of two years, subject to the Executive’s continuous service to the Company on each such date; provided, that, subject to the remainder of this Agreement, if (i) the Company undergoes a Change in Control (as defined below), (ii) the Company (or any parent, subsidiary or affiliate of the Company or successor in interest to this Agreement) terminates the Executive’s employment with or engagement by the Company other than for Cause (as defined below), (iii) the Executive dies or becomes permanently disabled (as determined reasonably by his physician), or (iv) the Executive terminates his employment with or engagement by the Company (or any parent, subsidiary or affiliate of the Company or successor in interest to this Agreement) for Good Reason (as defined below), then vesting of all shares underlying the Grant, along with the vesting of any other Company stock or other equity incentives of the Company held by the Executive on the Date of Termination (as defined below) that remain unvested on the Date of Termination, shall accelerate in full (the “Acceleration Benefit”).

3.3.2

“Cause” shall mean termination for one or more of the following reasons: (i) material failure to follow any proper and lawful directive of the Board that remains uncured more than thirty (30) days after a written demand is delivered to the Executive that specifically identifies the manner in which the Board believes that the Executive has failed to follow such instructions, provided, that failure to meet performance targets shall not, in and of itself, be deemed a failure to follow any such instructions; (ii) the Executive’s commission of an act of (a) fraud, embezzlement, or theft or (b) dishonesty that injures the business, business reputation or business relationships of the Company; (iii) the Executive’s conviction of, or pleading guilty or nolo contendere to, a felony; and (iv) material violation of any agreement between the Executive and Company that remains uncured more than thirty (30) days after written notice thereof is delivered to Executive that specifically identities such violation. “Good Reason” shall mean a termination by the Executive within thirty (30) days after the occurrence of one or more of the following events without the consent of the Executive: (A) a material breach of an agreement between the Company and the Executive by the Company that remains uncured more than thirty (30) days

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after written notice thereof is delivered to the Company that specifically identities such breach; (B) the Company significantly reduces the Executive’s Base Salary or the percentage eligibility established for the Executive’s Performance Bonus, other than any Company-wide reduction in compensation of employees; (C) the Company significantly reduces the Executive’s duties, authority or responsibilities relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; or (D) the Company relocates the facility that is the Executive’s principal place of business with the Company to a location more than fifty (50) miles from the immediately preceding location (excluding regular travel in the ordinary course of business). “Change of Control” shall mean the occurrence of any one or more of the following events: (x) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent of the combined voting power of the Company’s then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company); (y) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than fifty percent of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than fifty percent of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; or (z) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity more than fifty percent (50%) of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto.

3.4    Conflicts. In the event of any conflict between the terms of this Agreement and the terms of any Grant documentation, including without limitation vesting terms or the definition of “Cause,” the terms of this Agreement shall govern.

3.5    Vacation. In addition to statutory holidays, the Executive shall be entitled to such number of days of paid vacation each calendar year that the Company provides to executive-level employees, which, if the Company’s accrues vacation time, shall accrue ratably each month and be administered in accordance with the Company’s policies in effect from time to time. No unused vacation time of the Executive may be carried forward to the next year unless the Company has a policy requiring or allowing otherwise.

3.6    Benefits. During the period the Executive is employed by the Company, the Executive shall be entitled to participate in such employee benefits that the Company makes

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available from time to time to executive-level employees generally, on a basis no less favorable than such executive-level employees, subject to the terms and conditions applicable to such benefits or benefit plans.

3.7    Reimbursement. The Company shall reimburse the Executive for (or, in the Company’s sole discretion, shall pay directly) reasonable out-of-pocket expenses incurred by the Executive in accordance with any expense reimbursement policy adopted by the Company relating to the business or affairs of the Company or the performance of the Executive’s duties hereunder, including, without limitation, reasonable expenses with respect to entertainment, travel and similar items. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

3.8     Withholding. The Company will withhold from the Executive’s compensation all applicable amounts required by law or authorized by the Executive.

4.    Payments Upon Termination of Employment.

4.1    Termination for Any Reason. In the event that the Executive’s employment with the Company terminates for any reason, the Company shall pay to the Executive any unpaid Base Salary earned through the Executive’s last day of employment (the “Date of Termination”) in accordance with this Agreement and expense reimbursements accrued but unpaid as of the Date of Termination (the “Accrued Benefit”).

4.2    Benefits Upon Termination Without Cause.

4.2.1

If the Company terminates the Executive’s employment for a reason other than for Cause, or the Executive terminates his employment with the Company for Good Reason, the Company will provide the Executive with the Acceleration Benefit and the following “Salary Continuation Payments” (collectively, the “Severance Benefit”), provided, that: (i) the Executive complies with the provisions set forth in Section 4.2.4, (ii) the Executive enters into a general release reasonably acceptable to the Company (the “Release”), and (iii) such general release becomes effective and irrevocable prior to the Executive’s receipt of any Severance Benefits: continuation of the Executive’s Base Salary for the twelve (12) month period that immediately follows the Date of Termination (the “Severance Period”).

4.2.2

The Severance Benefit will be subject to standard payroll deductions and withholdings and will payable in equal installments over the Severance Period on the Company’s ordinary payroll dates, beginning no later than the Company’s second payroll date that occurs after the effective date of the Release, with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter, in cash or immediately available funds.

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4.2.3

The Severance Benefit and Acceleration Benefit are further conditioned on the following: (i) if the Executive holds any other positions with the Company, including as member of the Board or any boards of directors of any subsidiaries, the Executive resigns such position(s) to be effective no later than the Date of Termination (or such other date as requested by the Board); (ii) the Executive returns all Company property; and (iii) the Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained therein.

4.2.4

In exchange for the Severance Benefit and the Acceleration Benefit, Executive agrees that Executive shall not, during and for a period of 12 months following the Date of Termination, or, if a court of competent jurisdiction determines that such period is unenforceable, during and for a period of 9 months following the Date of Termination, or, if a court of competent jurisdiction determines that such period is unenforceable, during and for a period of 6 months following the Date of Termination, or, if a court of competent jurisdiction determines that such period is unenforceable, during and for a period of 3 months following the Date of Termination, directly or indirectly, for himself or any third party other than the Company:

4.2.4.1

own any interest in, manage, control, participate in, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business, if such business’s product or service (a) competes with any product or service sold or provided by the Company, (b) competes with any product or service intended to be sold or provided by the Company on the Date of Termination, or (c) competed with any product or service sold or provided by the Company at any time during Executive’s employment with the Company, in each case, anywhere in the world where the Company does business;

4.2.4.2

solicit sales from any of the Company’s customers for any product or service that (a) competes with any product or service sold or provided by the Company, (b) competes with any product or service intended to be sold or provided by the Company at the time of the termination of Executive’s employment with the Company, or (c) competed with any product or service sold or provided by the Company at any time during Executive’s employment with the Company;

4.2.4.3

entice any vendor, consultant, collaborator, agent, or contractor of the Company to cease its business relationship with the Company or engage in any activity that would cause them to cease their business relationship with the Company; or

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4.2.4.4	solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment, or attempt to solicit, induce, recruit, encourage, or take away Company employees.

4.3    Death or Disability of the Executive. If the Executive dies or becomes permanently disabled (as determined reasonably by his physician), the Company will provide the Executive with the Acceleration Benefit.

4.4    Termination of Employment as a Result of Executive’s Resignation without Good Reason, or a Termination by the Company for Cause. In the event the Executive’s employment is terminated as a result of the Executive’s (i) termination for Cause by the Company, or (ii) Executive’s resignation without Good Reason, the Company’s sole obligation shall be to pay Executive, within sixty (60) days of the Date of Termination, or an earlier date if required by law, the amount of the Accrued Benefit.

5.    Section 409A.

5.1    Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefit (and the separate payment of any portion thereof) is considered a separate payment. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. No interest shall accrue on any such delayed cash payment.

5.2    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.3    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment,

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then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

5.4    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

6.    Executive’s Representations and Warranties. The Executive represents and warrants that the Executive is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with the Executive’s employment by the Company or the Executive’s or the Company’s rights and obligations hereunder and that the Executive’s acceptance of employment by the Company pursuant to the terms of this Agreement and the performance of the Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Executive is party or any duty owed by the Executive to any other person.

7.    Waivers and Amendments. The respective rights and obligations of the Company and the Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and the Executive. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

8.    Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the Executive and the Company, along with the Company’s successors and assigns. The Executive may not assign or delegate to any third person the Executive’s obligations under this Agreement. The rights and benefits of the Executive under this Agreement are personal to the Executive and inure solely to the benefit of the Executive and to the Executive’s estate, as applicable.

9.    Entire Agreement. This Agreement, the Grant Documentation, and the other agreements referenced herein, constitute the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersede in their entirety all other or prior agreements, whether oral or written, with respect thereto.

10.    Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

Taysha Gene Therapies, Inc.

2280 Inwood Road

Dallas, TX 75235

and, if to the Executive, to the address set forth in the Company’s records.

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Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent for overnight delivery by commercial delivery service; or (iii) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

11.    Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

12.    Employment at Will. The Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time, with or without cause or advance notice. Nothing in this Agreement shall be construed to alter the at-will nature of the Executive’s employment, nor shall anything in this Agreement be construed as providing the Executive with a definite term of employment. The provisions in Section 4 above govern the amount of compensation, if any, to be provided to the Executive upon termination of employment and do not alter this at-will status. The at-will nature of the Executive’s employment with the Company may be changed only in an express written agreement signed by the Executive and an officer of the Company.

13.    Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(i).    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(ii).    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(iii).    The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

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(iv).    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(v).    Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TAYSHA GENE THERAPIES, INC.

By:	/s/ R.A. Session II
Name:	R.A. Session II
Title:	President

R.A. SESSION II

/s/ R.A. Session II

Executive Employment Agreement –Signature Page